SALES AGENCY AGREEMENT

AGREEMENT dated October 6, 2011 by and between Umami Sustainable Seafood Inc., a Nevada corporation with its principal office located at 1230 Columbia Street, Ste. 400, San Diego, California (the Company”), and Atlantis Co. Ltd., a company organized and existing under the laws of Japan with its principal office located at Casa Versole. 5F, 2-16-3, Higashi-Shinbashi, Minato-ku, Tokyo 105-0021, Japan (the “Agent”).

WHEREAS, the Company is a world leading aqua farmer producing sashimi grade blue fin tuna (“Product”) at its wholly owned subsidiaries Kali Tuna located in Croatia and Baja Aqua Farms of Mexico.

WHEREAS, the Agent is a fisheries import sales company located in Tokyo, Japan distributing and selling a wide range of high quality marine fish species throughout Japan;

WHEREAS, the Company wishes to develop direct sales channels within Japan and the Agent wishes to represent the Company in completing sales into Japan,

NOW, THEREFORE, in consideration of the foregoing premises, the Company and the Agent hereby agree as follows:

1.
Appointment and Territory.  The Company hereby appoints Agent as its exclusive agent to sell Product on its behalf into Japan (the “Territory”), effective immediately, and the Agent hereby accepts such appointment.

2.
Company’s Right to Sell.  Notwithstanding anything herein to the contrary, during the term of this Agreement, the Company reserves the right to sell Product into the Territory at any time, provided, however, that the Agent shall be entitled to receive fees with respect to such sales that would have been payable to the Agent had it made such sales on the Company’s behalf. The agent should be properly notified of any such dialogue, in order to avoid overselling and inappropriate negotiations on behalf of the agent.

3.
Term.  The initial term of this Agreement shall commence on the date hereof and shall expire on March 31, 2012; provided, however, that this Agreement shall be extended for successive one year terms, unless notice of termination is delivered by either party to the other party prior to the expiration of the then current term.

4.	Orders and Sales.

(a)
At all times, the Company shall use commercially reasonable efforts to assure that prompt shipment or arrangement for pick up, as the case may be, shall be made with respect to all orders received from through the Agent and to treat orders secured by the Agent with at least the same priority concerning shipments as any other customer of the Company.

(b)	All sales shall be made directly by the Company to the customers introduced by the Agent.

(c)	The Company will invoice all customers for sales made through the Agent, and all payments in connection with sales made hereunder shall be made directly to the Company.

(d)	The Company shall have the right to turn down any customer introduced by the Agent and sales to any customer shall be made at the Company’s sole discretion.

5.	Agent’s Obligations.

(a)	Agent shall ensure that:

(i)	It holds all relevant authorizations, certificates, licenses and qualifications required to meet its obligations hereunder from time to time;

(ii)	It shall coordinate product declarations, quality inspections (to the extent required), the consolidation of shipments and customers’ delivery schedules;

(iii)	It manages and coordinates the sale and marketing of Product in the Territory at its expense;

(iv)	it identify to the Company all customers prior to accepting orders from such customers;

(v)
It shall hold and maintain adequate and appropriate insurance policies including liability, indemnity, consequential, accident, and other damage insurance policies and that copies of such insurance policies be made available to the Company upon request;

(vi)
That it obtain the Company’s prior written approval before using any marketing materials and any information released to any third party including brochures, web sites, and press releases that include the Company’s name ;

(vii)	It not enter into any agreement on behalf of the Company with any party without the Company’s prior written approval; and

(viii)
It provide the Company with regular market intelligence (including competitor activity), sales data, regulatory information, sales proposals and such other information and data as may be reasonably requested by the Company from time to time.

(e)
All activities set forth in this Section 5 shall be undertaken at the Agent’s own expense.  The Agent understands and agrees that it will not bill the Company for any expenses unless any such expenses have been approved in advance.

(f)
Notwithstanding anything herein to the contrary, the Company understands and agrees that the Agent may market and sell fish products similar to the Product on behalf of the Company’s competitors within or without the Territory.

6.	Company Obligations. The Company shall:

(i)	Provide the Agent with Company logos and informational materials that it has on file to enable the Agent to perform local marketing and promotional activities;

(ii)	Provide the Agent with or assist it in obtaining Product certificates and documentation within a timely manner in order to perform its obligations hereunder;

(iii)	Keep the Agent informed of any direct contact made with customers within the Territory;

(iv)	Provide the Agent with quarterly sales transaction information, reporting net sales volumes in the Territory; and

(v)	Be responsible for its own sales promotion activities such as customer visits; and

(vi)	Provide the Agent with accurate information on bio mass, harvest planning and scheduling.

7.	Fees and Commissions.

(a)
The Company shall pay the Agent a sales commission of two percent (2%) of gross sales amounts of up to Four Billion Japanese Yen generated by the Agent, and one percent (1%) of sales in excess thereof; provided, however, that the total commissions hereunder shall not exceed 92 Million Japanese Yen during any twelve month period, provided further, that no commissions shall be due in connection with sales of Product to the Agent, unless the parties agree otherwise.

(b)
All commissions payable hereunder shall be based on invoices submitted by the Agent to the Company and shall be due and payable by the Company on the tenth calendar day following the end of each calendar quarter, or the next business if the tenth calendar day is not a business day.

(c)
All invoices by the Agent shall be in the same currency as the Company’s invoices to the relevant customer.  Payments hereunder shall be made in the same currency as payments made by the Company’s customers.

8.
Termination.  The Company may terminate this Agreement for “Cause.”  For purposes of this Section 8, the Agreement shall be considered terminated for “Cause” on account of the occurrence of one or more of the following events (and such termination shall be effective immediately, except that such event may be remedied to the extent hereinafter specifically set forth):

(i)	the Agent becomes bankrupt or insolvent;

(ii)	key personnel of the Agent becomes permanently disabled or unable for a continuous period of ninety (90) days by reason of sickness or accident to carry out the services under this Agreement;

(iii)	the Agent and/or its senior management is convicted of any criminal offence under the laws of any jurisdiction (not set aside on appeal);

(iv)
the Agent or any person acting on its behalf commits any serious or repeated breach of any provision of this Agreement other than a breach which (being capable of being remedied) is remedied within fourteen (14) days of notice given by the Company; or

(v)	The Agent or any person acting on its behalf is guilty of serious and willful neglect or grave misconduct in the course of its engagement under this Agreement.

9.	Confidentiality.

(a)
The Parties acknowledge and agree that during the course of the performance of their respective obligations under this Agreement each Party may disclose Confidential Information (as hereafter defined) to the other Party.  Each Party agrees that it shall protect the confidentiality of the Confidential Information using no less than the same degree of care that each Party uses to protect its own Confidential Information, but in no case less that reasonable care.  In the event either Party is the recipient of any subpoena, litigation discovery request, or other legal demand for disclosure of the Confidential Information, such Party shall promptly notify the other Party of the receipt of such a demand at the earliest possible time so as to afford the other Party the opportunity to attempt to quash any such demand, or seek an appropriate protective order from a court of competent jurisdiction.  As used in this Agreement “Confidential Information” shall mean all non-public information designated in writing by a Party as such.

(b)
In the event of a breach or a threatened breach of Section 10, a Party shall be entitled, in addition to any other relief or remedy available at law, to seek injunctive or declaratory relief without the necessity of proving irreparable harm or posting a bond.  The provisions of Section 10 shall survive the term of this Agreement.

10.
Indemnification.  The Agent hereby agrees to indemnify the Company against any damage to or loss of any property, branding or reputation arising out of any act or omission by the Agent or persons acting on its behalf during the term of this Agreement.

11.	Independent Contractor. The Parties agree that the Agent is an independent contractor and that nothing herein shall constitute a partnership or joint venture between the Company and the Agent.

12.
Assignability.  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties and their respective personal representatives, successors and assigns.  The obligations of the Agent may not be delegated, however, and the Agent may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Agent agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean, with respect to the Company or any of its subsidiaries, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.  Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination for purposes of this Agreement.

13.	Miscellaneous.

(a)
This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed in accordance with the addresses set forth above, or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Notices and communications shall be effective when actually received by the addressee.

(c)
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)	The Parties acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

(e)	This Agreement may not amended except by an instrument in writing executed by both parties.

(f)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

UMAMI SUSTAINABLE SEAFOOD INC.	ATLANTIS CO., LTD.

By: /s/ Oli Valur Steindorsson	By: /s/ Yuji Wakasa
Name:	Name:
Title: Chairman, CEO	Title: Managing Director